As filed with the Securities and Exchange Commission on June 6, 2003
                                                    Registration No. 333-_____

===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  Saucony, Inc.
             (Exact Name Of Registrant As Specified In Its Charter)

         Massachusetts                                   04-1465840
(State Or Other Jurisdiction                (I.R.S. Employer Identification No.)
 of Incorporation or Organization)
13 Centennial Drive, Peabody, Massachusetts                01960
(Address Of Principal Executive Offices)                (Zip Code)


                   Saucony, Inc. Non Qualified Retirement Plan
                            (Full Title Of The Plan)

                                  Michael Umana
                 Chief Operating Officer, Senior Vice President,
                      Finance and Chief Financial Officer
                               13 Centennial Drive
                                Peabody, Ma 01960
                     (Name And Address Of Agent For Service)

                                 (978) 532-9000
          (Telephone Number, Including Area Code, Of Agent For Service)

                                          CALCULATION OF REGISTRATION FEE

============================== ========================= ========================== =========================
  Title of Securities to be          Amount to be            Proposed Maximum        Amount of Registration
       Registered (1)               Registered(1)        Aggregate Offering Price             Fee
------------------------------ ------------------------- -------------------------- -------------------------

Deferred Compensation                 5,000,000               $5,000,000 (2)                $405.00
Obligations
============================== ========================= ========================== =========================

(1)      The Deferred Compensation Obligations are unfunded and unsecured general obligations of Saucony, Inc. to pay deferred compensation in the future in accordance with the terms of the Saucony, Inc. Non Qualified
         Retirement Plan.

(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the
         Securities Act of 1933, as amended.

PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the Saucony, Inc. Non Qualified Retirement Plan (the "Retirement Plan") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.  Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the Retirement Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Under the Retirement Plan, the Registrant provides a select group of management or highly compensated employees the opportunity to elect the deferral of a specified percentage of their regular compensation and all or any portion of a bonus or other nonregular compensation. The obligations of the Registrant under the Retirement Plan (the "Obligations") represent unfunded and unsecured general obligations of the Registrant to pay in the future the value of (1) the compensation elected to be deferred and (2) Registrant contributions, if any, under the Retirement Plan, in each case adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Retirement Plan.

     The Retirement Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Registrant, none of the members of which are participants in the Retirement Plan. The Committee has full power and authority to construe, interact and administer the Retirement Plan.

     A participant in the Retirement Plan may elect to have up to 15% of his or her regular compensation and all or any portion of a bonus or other nonregular compensation deferred until after the termination of the participant's employment. The Registrant may, but is not required to, make credits, including credits that are based upon (or match) participant deferrals, to the Retirement Plan.

     The Obligations for each participant are equal in value to the balance of a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more investments in which the account funds are deemed to be invested, the type of which will be individually chosen by each participant from a list of types of investment media. Each participant's deferred compensation account will be adjusted to reflect contributions by the Registrant, if any, and the investment experience of the selected investment, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of investments specified by participants. Any investments made by the Registrant are made solely in the name of the Registrant and remain the property of the Registrant.

     The Obligations are distributed by the Registrant in accordance with the terms of the Retirement Plan in a single payment at the time selected by each participant. Upon termination of employment or earlier retirement due to total and permanent disability, a participant will receive his or her deferred compensation account balance in a single payment within 60 days of termination, unless he or she has elected a later payment. Upon the death of a participant, the unpaid balance of his or her deferred compensation account will be paid to his or her estate or to his or her designated beneficiary, if any, as promptly as practicable after such death. Upon a determination by the Board of Directors that a participant has suffered an unforeseeable financial emergency, the Board or Directors may direct the Registrant to pay such participant an amount necessary to meet the emergency, but, in any case, no withdrawal will be permitted if the withdrawal would cause the undistributed balance in the participant's account to become currently taxable. If at any time the Compensation Committee believes that any participant may not be considered by the Department of Labor or a court of competent jurisdiction to be a member of a select group of the Registrant's management or highly compensated employees, or that a participant or beneficiary will recognize income for state or federal income tax purposes with respect to Retirement Plan benefits not then payable, the Compensation Committee will communicate such belief to the Registrant and will follow the Registrant's direction as to whether the benefits of such a participant or beneficiary should be paid in a single sum or otherwise prior to the time they would otherwise be payable.

     The Retirement Plan is intended to be an unfunded plan. Nothing contained in the Retirement Plan, and no action taken pursuant to the provisions of the Retirement Plan, creates or may be construed to create a trust of any kind, or a fiduciary relationship between the Registrant and any participant in the Retirement Plan, beneficiary or any other person. Any funds which may be invested by the Registrant to make provisions for its obligations under the Retirement Plan, including any assets owned by any trust established to provide a source of benefits under the Retirement Plan, continue for all purposes to be a part of the general funds of the Registrant until and except for amounts actually paid to participants or their beneficiaries. No person other than the Registrant shall by virtue of the provisions of the Retirement Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Registrant under the Retirement Plan, such right will be no greater than the rights of any unsecured general creditor of the Registrant.

     To the extent permitted by law, the rights of any participant or beneficiary, and the benefit or payment to any participant or beneficiary under the Retirement Plan, will not be subject to attachment or other legal process for the debts of the participant or beneficiary, and the benefit or payment will not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

     The Board of Directors may at any time amend, suspend or terminate any or all of the provisions of the Retirement Plan, except that no such amendment, suspension or termination may adversely affect the rights of any participants or their spouses or beneficiaries whose Retirement Plan benefits were then in pay status, nor shall such action reduce or otherwise adversely affect the benefit accrued as of that date.

     All rights under the Retirement Plan are governed by and construed in accordance with the laws of the Commonwealth of Massachusetts to the extent they are not preempted by the laws of the United States of America.

Item 5.  Interests of Named Experts and Counsel.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement. David E. Redlick, a partner of Hale and Dorr LLP, serves as Clerk to the Registrant.

Item 6.  Indemnification of Directors and Officers.

     Consistent with applicable provisions of Chapter 156B of the Massachusetts General Laws, the Registrant's Restated Articles of Organization, as amended (the "Articles of Organization"), provide that the Registrant's directors and officers may be indemnified by the Registrant from and against any claims, liabilities and expenses to which they may become subject by reason of being a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant.

     Generally, Article 6 of the Articles of Organization provides for the indemnification of directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status of service as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Registrant. Under Article 6, a director or officer of the Registrant will be indemnified by the Registrant for all expenses, judgments, fines and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant.

     The Articles of Organization establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above will be made unless the Registrant determines, by clear and convincing evidence, that the applicable standard of conduct has not been met. Such a determination would be made by a majority of a quorum of the directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Board of Directors can authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

     The Articles of Organization also provide that, in the event of a determination by the Registrant that a director or officer did not meet the standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment or an advance of expenses within 60 days after such payment is claimed by a director or officer, such director or officer can petition the court to make an independent determination of whether such director or officer is entitled to indemnification. The Articles of Organization explicitly provide for partial indemnification of costs and expenses in the event that a director or officer is not entitled to full indemnification.

     The Registrant has purchased and maintains insurance coverage under a policy insuring directors and officers of the Registrant against certain liabilities which they may incur as directors or officers of the Registrant, which may include coverage for liabilities arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

     1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                    (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                    Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Peabody, Massachusetts, on this 6th day of June, 2003.

                                          SAUCONY, INC.



                                          By:   /s/ Michael Umana
                                          -----------------------
                                            Michael Umana
                                            Chief Operating Officer,
                                            Senior Vice President, Finance and
                                            Chief Financial Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Saucony, Inc., hereby severally constitute and appoint John H. Fisher, Michael Umana and David E. Redlick, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Saucony, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                    Title                             Date
        ---------                    -----                             ----


/s/ John H. Fisher             Chairman of the Board,               June 6, 2003
John H. Fisher                 President and Chief Executive
                               Officer (Principal Executive
                               Officer)


/s/ Charles A. Gottesman       Vice Chairman of the Board,          June 6, 2003
Charles A. Gottesman           Executive Vice President,
                               Business Development


/s/ Michael Umana              Chief Operating Officer,             June 6, 2003
Michael Umana                  Senior Vice President, Finance
                               and Chief Financial Officer
                               (Principal Financial Officer)


/s/ Roger P. Deschenes         Vice President, Controller and       June 6, 2003
Roger P. Deschenes             Chief Accounting Officer
                               (Principal Accounting Officer)


/s/ Jonathan O. Lee            Director                             June 6, 2003
Jonathan O. Lee


/s/ Robert J. Lefort, Jr.      Director                             June 6, 2003
Robert J. Lefort, Jr.


/s/ John J. Neuhauser          Director                             June 6, 2003
John J. Neuhauser

                               INDEX TO EXHIBITS

Number                       Description
------                       -----------

4.1         Saucony, Inc. Non Qualified Retirement Plan, as amended.

5.1         Opinion of Hale and Dorr LLP, counsel to the Registrant.

23.1 Consent of Hale and Dorr LLP is included in Exhibit 5.1 filed with this registration statement.

23.2        Consent of Deloitte & Touche LLP.

23.3        Consent of PricewaterhouseCoopers LLP.

24.1 Power of attorney is included on the signature pages of this registration statement.